UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2011
THE GREENBRIER COMPANIES, INC.
(Exact name of registrant as specified in its charter)
Commission File No. 1-13146

Oregon (State or other jurisdiction of incorporation)	93-0816972 (I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)
(503) 684-7000
(Registrant’s telephone number, including area code)
Former name or former address, if changed since last report: N/A
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 30, 2011, The Greenbrier Companies, Inc. (the “Company” or “Greenbrier”) entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the “Initial Purchasers”). Pursuant to the Purchase Agreement, Greenbrier agreed to sell to the Initial Purchasers $230 million aggregate principal amount of the Company’s 3.5% Senior Convertible Notes due 2018 (the “Convertible Notes”), which amount includes $15 million principal amount of Convertible Notes subject to the over-allotment option granted to the Initial Purchasers. The over-allotment option was exercised in full on March 31, 2011, and the sale of $230 million aggregate principal amount of the Convertible Notes closed on April 5, 2011. The Purchase Agreement contains customary terms and conditions for agreements of this type, including indemnification obligations.
The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.
To the extent required by Item 1.01 of Form 8-K, the information contained in (or incorporated by reference into) Items 2.03 and 3.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
In connection with the closing of the transactions contemplated by the Purchase Agreement, on April 5, 2011, Greenbrier sold $230 million aggregate principal amount of the Convertible Notes to the Initial Purchasers and entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”). The Indenture governs the Convertible Notes and contains terms and conditions customary for transactions of this type.
The Convertible Notes bear interest at an annual rate of 3.5% payable in cash semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2011. The Convertible Notes mature on April 1, 2018, unless earlier repurchased by the Company or converted in accordance with their terms prior to such date. The Convertible Notes are convertible into shares of Greenbrier’s common stock as further described under Item 3.02 below. No sinking fund is provided for the Convertible Notes and Greenbrier may not redeem the Convertible Notes at its option. The Convertible Notes are senior unsecured obligations and rank equally in right of payment with Greenbrier’s other senior unsecured debt.
The Indenture provides that if the Company undergoes certain types of fundamental changes prior to the maturity date of the Convertible Notes, each Convertible Note holder has the option to require the Company to repurchase all or any of such holder’s Convertible Notes for cash. The fundamental change repurchase price will be 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest if any, to, but excluding, the fundamental change repurchase date all as provided for in the Indenture.
The Indenture further provides for customary events of default, which include: (i) the Company’s failure to pay when due the principal of any of the Convertible Notes at its stated maturity, upon exercise of a repurchase right or otherwise; (ii) the Company’s failure to pay an installment of interest on any of the Convertible Notes for 30 days or more after the date when due; (iii) the Company’s failure to deliver shares of common stock, together with cash instead of fractional shares, when those shares and cash instead of fractional shares are required to be delivered or paid, as the case may be, following conversion of a Convertible Note, and such failure continues for a period of five business days; (iv) the Company’s failure to provide a “Fundamental Change Company Notice” as required by the Indenture; (v) the Company’s failure to comply with its obligations in the event of certain consolidations, mergers, sales of assets and other transactions; (vi) the Company’s failure to perform or observe any other term, covenant or agreement contained in the Convertible Notes or the Indenture for a period of 60 days after written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Convertible Notes; (vii) a default by the Company or any of its subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for borrowed money in excess of $50.0 million in the aggregate, which default (a) results in such indebtedness becoming or being declared due and payable or (b) constitutes a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise; provided, however, that, if such default ceases or is cured, waived, rescinded or annulled, then an event of default described in this clause (vii) shall be deemed to be no longer continuing; and (viii) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any significant subsidiary (or any group of the Company’s subsidiaries that, taken together, would constitute a significant subsidiary). If an event of default described in sub-clause (viii) above occurs and is continuing under the Indenture, then principal of all of the Convertible Notes and the interest thereon shall automatically become immediately due and payable. If an event of default described in sub-clauses (i) through (vii) above occurs and is continuing, the Trustee or the holders, with written notice to the Trustee, of at least 25% in aggregate principal amount of the Convertible Notes then outstanding may declare the principal of, and accrued interest on, all the Convertible Notes due and payable. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the Convertible Notes then outstanding, subject to the provisions of the Indenture.
Greenbrier intends to use the net proceeds from the sale of the Convertible Notes, together with additional cash on hand, to finance its previously announced tender offer (the “Tender Offer”), which Greenbrier launched on March 30, 2011, to repurchase any and all of its outstanding $235 million aggregate principal amount of its 8 3/8 % senior notes due 2015 (the “2015 Notes”), and to redeem any and all of the 2015 Notes that remain outstanding following the consummation or other termination of the Tender Offer.
The foregoing description of the Indenture and the Convertible Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference, and to the form of Global Note, which is filed as Exhibit A to the Indenture.
To the extent required by Item 2.03 of Form 8-K, the information contained in (or incorporated by reference into) Items 1.01 and 3.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
The Convertible Notes were offered in the United States only to qualified institutional buyers in accordance with Rule 144A in reliance on a private placement exemption from registration afforded by Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”). The Convertible Notes and the common stock issuable upon their conversion may be offered and resold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws. The Company estimates that the net proceeds from the offering of the Convertible Notes were approximately $222.1 million, after deducting estimated fees and expenses, including the Initial Purchasers discount of $6.9 million.

Holders of the Convertible Notes may convert their Convertible Notes at their option at any time prior to the close of business on the business day immediately preceding the stated maturity date. The Convertible Notes are convertible into shares of Greenbrier’s common stock at an initial conversion rate of 26.2838 shares of Greenbrier’s common stock per $1,000 principal amount of Convertible Notes, which is equivalent to an initial conversion price of approximately $38.05 per share of common stock. The conversion rate is subject to adjustment in certain events, such as distributions, dividends or stock splits. At the initial conversion rate, assuming the conversion of all $230 million in aggregate principal amount of the Convertible Notes, the Convertible Notes may be converted into approximately 6,045,274 shares of the Greenbrier’s common stock, which number is subject to adjustment as provided for in the Indenture.
If Greenbrier undergoes certain types of make-whole fundamental changes on or before April 1, 2018, then in certain circumstances the Company will pay a fundamental change make-whole premium on the Convertible Notes converted in connection with such make-whole fundamental change by increasing the conversion rate on such Convertible Notes. The amount of the fundamental change make-whole premium, if any, will be based on the Company’s common stock price and the effective date of the make-whole fundamental change.
Greenbrier will not file a registration statement for the resale of the Convertible Notes or the shares of common stock issuable upon their conversion. If, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the Convertible Notes and ending on the date that is one year after the last date of original issuance of the Convertible Notes, either (i) Greenbrier fails to timely file any periodic report that it is required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 8-K), or (ii) the Convertible Notes are not otherwise freely tradable pursuant to Rule 144 under the Securities Act by holders other than Greenbrier’s affiliates, or under the terms of the Indenture or the Convertible Notes, then in either case (an “additional interest event”), Greenbrier will pay additional interest on the Convertible Notes. Additional interest will accrue on the Convertible Notes at the rate of 0.25% per annum of the principal amount of Convertible Notes outstanding for each day during the first 90-day period (or portion thereof) for which an additional interest event has occurred and is continuing, which rate will increase by an additional 0.25% per annum of the principal amount of the Convertible Notes outstanding, up to a maximum of 0.50% per annum of the principal amount of the Convertible Notes outstanding, for each day thereafter for which an additional interest event has occurred and is continuing. Further, if, and for so long as, the restrictive legend on the Convertible Notes has not been removed or the Convertible Notes are not otherwise freely tradable pursuant to Rule 144 under the Securities Act by holders other than Greenbrier’s affiliates as of the 365th day after the last date of original issuance of the Convertible Notes, then Greenbrier will be obligated to pay additional interest on the Convertible Notes at the rate of 0.50% per annum of the principal amount of the Convertible Notes outstanding for each day until the Convertible Notes are freely tradable as described above.
The foregoing description of the Convertible Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference, and to the form of Global Note, which is filed as Exhibit A to the Indenture.
To the extent required by Item 3.02 of Form 8-K, the information contained in (or incorporated by reference into) Items 1.01 and 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 8.01 Other Events.
On March 31, 2011, Greenbrier issued a press release announcing the pricing of the Convertible Notes. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.
On April 5, 2011, Greenbrier issued a press release announcing the closing of the sale of the Convertible Notes. A copy of the press release is filed as Exhibit 99.2 to this report and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description

4.1	Indenture dated April 5, 2011 between The Greenbrier Companies, Inc. and U.S. Bank National Association, as trustee, including the form of Global Note attached as Exhibit A thereto.

10.1	Purchase Agreement dated March 30, 2011 among The Greenbrier Companies, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co.

99.1	Press release dated March 31, 2011, announcing the pricing of a private offering of The Greenbrier Companies, Inc.’s 3.5% Senior Convertible Notes due 2018.

99.2	Press release dated April 5, 2011, announcing the closing of the sale of The Greenbrier Companies, Inc.’s 3.5% Senior Convertible Notes due 2018.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC. (Registrant)
Date: April 5, 2011	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer

Exhibit Index

Exhibit	Description

4.1	Indenture dated April 5, 2011 between The Greenbrier Companies, Inc. and U.S. Bank National Association, as trustee, including the form of Global Note attached as Exhibit A thereto.

10.1	Purchase Agreement dated March 30, 2011 among The Greenbrier Companies, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co.

99.1	Press release dated March 31, 2011, announcing the pricing of a private offering of The Greenbrier Companies, Inc.’s 3.5% Senior Convertible Notes due 2018.

99.2	Press release dated April 5, 2011, announcing the closing of the sale of The Greenbrier Companies, Inc.’s 3.5% Senior Convertible Notes due 2018.